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                                                                   EXHIBIT 10.27

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

            This Agreement is entered into as of April 26, 2004, by and between JEFFREY TITTERTON (the "Employee") and PLANETOUT PARTNERS, INC., a Delaware corporation (the "Company").

1)    DUTIES AND SCOPE OF EMPLOYMENT.

a) POSITION. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Employee in the position of Senior Vice President or in such other level equivalent or higher-level position as the Company subsequently may assign to the Employee. The Employee shall report to the CEO, President, COO, CFO, Executive Vice President, Senior Vice President or to such other person as the Company subsequently may determine. The Employee's duties shall include, but are not limited to, those items set forth in Schedule A of this Agreement, as may be updated from time-to-time as mutually agreed by Employee and Employee's senior management, provided however that Employee's duties following such changes shall be commensurate with Employee's Senior Vice President-level or higher-level position with the Company.

b) OBLIGATIONS TO THE COMPANY. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, the Employee may, during nonworking hours away from the Company's premises, engage in lawful conduct as an employee, consultant or volunteer for an organization other than the Company ("Other Work"); provided, however, that such Other Work does not include, without limitation, conduct that (i) constitutes a breach of fiduciary duty to the Company, (ii) constitutes a breach of the duty of loyalty to the Company,
      (iii) constitutes a breach of Employee's Proprietary Information and Inventions Agreement with the Company, (iv) constitutes a breach of this Agreement, (v) competes with the Company's business, (vi) assists any person or entity in competing with the Company, (vii) assists any person or entity in preparing to compete with the Company, or (viii) assists any person or entity in hiring away any employees or consultants of the Company. In the event that the Employee engages in Other Work, the Employee must, at least five (5) business days prior to engaging in lawful conduct in business activities other than the Company's business, or in charitable and political activities not directly associated with the Company during nonworking hours away from the Company's premises, the Employee must in writing notify the Company of the Employee's activity and purpose of activity, name of employer (if any) or organization, position with respect to the activity or the entity and any potential conflict that may arise from that activity, including and the number of hours spent engaging in such activity that may or will detract from the business of the Company. The Employee shall comply with the Company's policies and rules, as they may be in effect from time to time during his Employment.
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c)    NO CONFLICTING OBLIGATIONS. The Employee represents and warrants to the
      Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, other than the Company, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer. The Employee agrees to sign the current versions and any future versions of the Company's various agreements related to confidentiality, inventions and related intellectual matters.

d) COMMENCEMENT DATE AND LOCATION. The Employee shall officially commence work for the Company (or a predecessor company) on November 1, 2000 ("Commencement Date") and shall be located in the San Francisco office of the Company.

2)    CASH AND INCENTIVE COMPENSATION.

a) SALARY. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate, excluding incentive bonuses that may be approved by the Company's CEO or Board of Directors (the "Board"), of One Hundred Eighty Thousand Dollars ($180,000) from the Effective Date. Such base salary shall be payable in accordance with the Company's standard payroll procedures. (The annual base salary specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation.") The Employee will be entitled to receive an evaluation of performance on or about each successive annual anniversary of the Employee's commencement. All future changes to compensation will be based on the results of evaluations of the Employee's performance, whether such evaluations are performed annually, or more frequently as may be initiated by Employee's senior management.

b) INCENTIVE BONUSES. The Employee shall be eligible to be considered for an annual incentive bonus. Such bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the CEO, CFO or COO, as may be approved by the Board and, after such approval, presented to Employee. The determinations of the Board with respect to such bonus shall be final and binding.

c) PERFORMANCE BONUS OPTIONS. Subject to the approval of the Board, the Company may grant the Employee stock options, from time-to-time, covering the shares of the Company's equity securities. The terms of such options shall be as determined by the Company's Board of Directors at the time of any such grant. Such terms shall be provided in writing to the Employee at the time of any such grant.


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3)    VACATION AND EMPLOYEE BENEFITS. During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company's standard policy for similarly situated employees, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan based on the terms of the plan and Company policy. At Employee's option, Employee shall be eligible to use personal life and disability insurance to cover the approximate difference between the company plan's maximum and his Base Compensation up to a cost of $150 per month for disability insurance and $100 per month for life insurance and to present the Company receipts for such insurance for reimbursement by the Company.

4) BUSINESS EXPENSES. During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

5)    TERM OF EMPLOYMENT.

a) BASIC RULE. The Company agrees to continue the Employee's Employment, and the Employee agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(d) until the date when the Employee's Employment terminates pursuant to Subsection (b) or (c) below. The Employee's Employment with the Company shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

b) TERMINATION. The Company may terminate the Employee's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company twenty-one (21) days advance notice in writing. The Employee's Employment shall terminate automatically in the event of his death.

c) RIGHTS UPON TERMINATION. Except as expressly provided in Section 6, upon the termination of the Employee's Employment pursuant to this Section 5, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.


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d)    TERMINATION OF AGREEMENT. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee's obligations under Section 7.

6)    TERMINATION BENEFITS.

a) GENERAL RELEASE. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee (i) has executed a reasonable general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

b)    SEVERANCE PAY.

      i) If, during the term of this Agreement, the Company terminates the Employee's Employment (including through "Constructive Termination" as defined below) for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee his Base Compensation for a period of nine (9) months following the termination of his Employment (the "Base Continuation Period") and shall accelerate the vesting of any outstanding stock options such that the Employee will become vested in an additional number of shares subject to such stock options, as if the Employee provided another six (6) months of service with the Company. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company's standard payroll procedures

      ii) If, within sixteen (16) months following a Change of Control (as defined in Part 2(e) of the Planetout Partners, Inc. Performance and Equity Participation (PEP) Plan as adopted on January 22, 2002 (the "PEP Plan")) and the Company terminates the Employee's Employment (including through "Constructive Termination" as defined below) for any reason other than Cause or Permanent Disability, then, subject to the "Parachute Payment" provisions of paragraph 5(d) of the PEP Plan (as if such provisions were a full part of this agreement, even if such plan is not in effect at the time of a Change of Control), the Company shall pay the Employee his Base Compensation for a period of twelve (12) months following the termination of his Employment (the "Change of Control Continuation Period"), and shall accelerate the vesting of any outstanding stock options such that the Employee will become vested in an additional number of shares subject to such stock options, as if the Employee provided the greater of either (A) another six (6) months of service with the Company or (B) 50% of the remaining unvested shares. Such Base Compensation shall be paid at the rate in effect at the time of the termination of Employment and in accordance with the Company's standard payroll procedures.


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      iii)  DEFINITION OF "CONSTRUCTIVE TERMINATION." For all purposes under this Agreement "Constructive Termination" shall mean that the Employee's resignation within sixty (60) days following (i) a material reduction or change in title, job duties, authority, responsibilities or job requirements inconsistent with Employee's position with the Company to which the Employee has not agreed to in writing; (ii) any material reduction of Employee's Base Compensation to which the Employee has not agreed to in writing; (iii) any elimination of a material benefit provided to the Employee pursuant to employment with the Company to which the Employee has not agreed to in writing unless such material benefit is being eliminated for all Employees in comparable positions or Employee's class due to a reasonable business need or condition; (iv) a relocation of place of employment more than sixty (60) miles from San Francisco, California; (v) the Company's failure to cure any material breach by it of the terms of this letter agreement within a reasonable time following written notice from the Employee to the Company's Board of Directors; or (vi) the actual occurrence of any "constructive termination" of the Employee by the Company under California law. The provisions of subparts (i) through (iii) of this subparagraph b(iii) shall not apply if any "cause" as defined in subparagraph (d) has occurred, and, if curable pursuant to subparagraph (d), has not been cured.

      iv) DEFINITION OF "PERMANENT DISABILITY." For all purposes under this Agreement, "Permanent Disability" shall mean that the Employee, at the time notice is given, has failed to perform his duties under this Agreement for a period of not less than 90 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

c) HEALTH INSURANCE. If Subsection (b) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following the termination of his Employment, then the Company shall pay the Employee's monthly premium under COBRA until the earliest of (i) the close of the Base Continuation Period or Change of Control Continuation Period, as applicable, (ii) the expiration of the Employee's continuation coverage under COBRA or (iii) the date when the Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

d) DEFINITION OF "CAUSE." For all purposes under this Agreement, "Cause" shall mean:

      i) Any material breach of this Agreement, the Proprietary Information and Inventions Agreement between the Employee and the Company, or any other written agreement between the Employee and the Company, without Employee's satisfactory and reasonable cure, if curable, within thirty (30) days of Employee's receipt of written notice from the Company of such failure to comply, provided that such notice by Company to Employee specifies the material breach(es) compliance issues and shall delineate the performance


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            improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

      ii) Any material failure to comply with the Company's written policies or rules, as they may be in effect from time to time during the Employee's Employment, which adversely impacts any aspect of the business or personnel of the Company without Employee's satisfactory and reasonable cure, if curable, within thirty (30) days of Employee's receipt of written notice from the Company of such failure to comply, provided that such notice by Company to Employee shall specify the material failure(s) to comply compliance issues and delineates the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure;

      iii) Conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof;

      iv) Threats or acts of violence or unlawful harassment directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Company or directed to the Company;

      v) The sale, possession or use of illegal drugs on the premises of the Company or of a customer or business partner of the Company or when engaged in the business of the Company at Company events, Company sponsored events and at any other events, premises and venues at which the Employee is engaged in the business of the Company;

      vi) Misappropriation of the assets of the Company or other acts of dishonesty;

      vii)  Illegal or unethical business practices;

      viii) Gross misconduct or gross negligence in the performance of duties assigned to the Employee under this Agreement; or

      ix) Failure to perform reasonable duties assigned to the Employee under this Agreement without Employee's satisfactory and reasonable cure, if curable, within sixty (60) days of Employee's receipt of written notice from the Company of such failure to perform, provided that such notice by Company to Employee shall specify the failure(s) to perform and delineate the performance improvements, modifications or action items necessary for Employee to effect a satisfactory and reasonable cure.


7)    NON-SOLICITATION AND NON-DISCLOSURE.


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a)    NON-SOLICITATION. During the period commencing on the date of this
      Agreement and continuing until the first anniversary of the date when the Employee's Employment terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee's own behalf or on behalf of any other person or entity) either (i) the employment of any employee of the Company or any of the Company's affiliates or (ii) the business of any customer of the Company or any of the Company's affiliates with whom the Employee had contact during his Employment.

b) NON-DISCLOSURE. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

8)    SUCCESSORS.

a) COMPANY'S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

b) EMPLOYEE'S SUCCESSORS. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9)    MISCELLANEOUS PROVISIONS.

a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      WHOLE AGREEMENT. This Agreement supersedes any previous offer letters and employment agreements including, among any others, the Employment Agreement dated


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      August 1, 2002.. No other agreements, representations or understandings
      (whether oral or written and whether express or implied), which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Proprietary Information and Inventions Agreement, the Company's 2001 Equity Incentive Plan, the applicable Stock Option Agreements evidencing Stock Options granted to you by the Company, any grants made to you of the Company's Series B Preferred Stock, and the Company's Performance and Equity Participation (PEP) Plan previously entered into by Employee contain the entire understanding of the parties with respect to the subject matter hereof.

c) WITHHOLDING TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

d) CHOICE OF LAW AND SEVERABILITY. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

e) ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee's Employment or the termination thereof, shall be settled in San Francisco, CA, by arbitration before a single arbitrator in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Services. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Employee shall share equally all fees and expenses of the arbitrator. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.


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f)    NO ASSIGNMENT. This Agreement and all rights and obligations of the
      Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                    By  /s/ JEFFREY TITTERTON
                                        ------------------------------------

                                    Jeffrey Titterton

                                    PlanetOut Partners, Inc.



                                    By  /s/ LOWELL R. SELVIN
                                        --------------------------------------

                                    Lowell R. Selvin

                                    Chairman and Chief Executive Officer


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                                   SCHEDULE A

                                 EMPLOYEE DUTIES

1.    POSITION AND STRUCTURE:

      1.1.  Senior Vice President, Member Sales and Marketing

      1.2.  Reporting to the President

2.    POSITION OVERVIEW

      2.1.  Overall management and P&L responsibility for PlanetOut Partners'
            (POP) Premium Services business lines, including Gay.com Chat and Personals, PlanetOut Personals, and other member-to-member communications services; as well as its E-Commerce business lines, including Kleptomaniac.com and other transaction-based E-Commerce services.

      2.2. Primary management responsibility for business planning, strategy and tactical implementation to support all POP E-Commerce and subscription sales.

      2.3. Manages POP's business, marketing, creative services and customer service teams and works to promote collaboration between these groups to ensure efficient workflow, superior product quality and rapid time-to-market of all product deliverables.

      2.4. Primary responsibility for all near- and long-term strategic business planning for POP's consumer sales groups, including revenue planning, labor and marketing resource allocation, and product development planning.

      2.5. Works with company business and technology leaders to prioritize corporate development projects and to provide revenue analysis to support that prioritization.

      2.6. Interfaces regularly with POP's other business leaders to ensure cohesive company strategy, identify areas for cross-promotion opportunities, and work toward increased synergies.

      2.7. In an effort to promote global adoption of POP Premium Services, oversees international Premium Services managers to drive sales of those services in foreign markets and identify new geographical areas of expansion for PlanetOut Partners.

3.    RESPONSIBILITIES

      3.1. Develop short-term and long-term global business plans and budgets for POP's Premium Services and E-Commerce divisions.

      3.2.  Primary P&L responsibility for all consumer sales business lines.

      3.3. Manage business, marketing and creative services departments; oversee and approve all product development, marketing and other customer acquisition and retention plans related to Premium Services and E-Commerce.

      3.4. Manages customer service group; oversee and approve all product development and other plans related to customer service.

      3.5. Manage international Premium Services teams to ensure rapid growth in key international markets and cohesive brand strategy worldwide

      3.6. Work with company leaders to set corporate objectives and priorities, including both long-term strategic planning and shorter-term tactical development.


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      3.7.  Oversee short and long-term market strategies and tactics to support overall revenue and customer acquisition goals for Gay.com and PlanetOut Premium Services; oversee marketing leads to ensure consistency of message, marketing tactics and promotional plans.

      3.8. Work closely with product development and technology divisions to drive customer acceptance of new products, changes to existing products, and to obsolete products as needed.

      3.9. Establish shot and long-term business and marketing relationships with strategic partners to drive adoption of POP consumer products and services and create new offerings for POP users.

      3.10. Provide revenue, SWOT (strength, weakness, opportunity, threat) and other business analysis regarding all consumer sales to the POP Board on a regular basis.

      3.11. Monitor competitive landscape for product direction, go-to-market message shifts, and other threats.

      3.12. Act as primary company spokesperson for business and consumer interviews related directly to Premium Services and E-Commerce products.

      3.13. Responsibilities as further defined in job descriptions and other roles and responsibilities memoranda.

4. As a leader, with integrity, wisdom and prudence, interacting with, communicating to, helping to educate and to develop upline and downline management, peer management, and non-reporting staff throughout the Company to the benefit of all Company individuals and the business as a whole.

5. Representing the Company and its individuals in formal and informal communications and presentations, on panels, with the press as pre-approved, in the field, with clients and other business partners, and in all other business-related circumstances, with the highest attainable form of professionalism, integrity, honesty, and sincerity in the desire to serve, provide service, and relate information, and in all other forms of communication and presentation.


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